UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report – November 15, 2005

(Date of earliest event reported)

QUESTAR CORPORATION
(Exact name of registrant as specified in charter)

STATE OF UTAH                                        1-8796                                87-0407509

(State of other jurisdiction of            (Commission File No.)             (I.R.S. Employer

incorporation or organization)                                                          Identification No.)

180 East 100 South Street, P.O. Box 45433 Salt Lake City, Utah 84145-0433
(Address of principal executive offices)

Registrant's telephone number, including area code (801) 324-5000

                                  Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

       CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

       CFR 240.13e-4(c))

Item 7.01   Regulation FD

          On November 14, 2005, Questar Corporation issued a press release announcing receipt of a decision from the Bureau of Land Management concerning a proposal by Questar subsidiary, Questar Market Resources, Inc., to increase gas production from its Pinedale Anticline leasehold in western Wyoming.

Item 9.01   Financial Statements and Exhibits.

          (c)   Exhibits.

Exhibit No.

Exhibit

         99.1

Release issued November 14, 2005, by Questar Corporation.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR CORPORATION

   (Registrant)

November 15, 2005

/s/S. E. Parks

S. E. Parks

Senior Vice President and

Chief Financial Officer

List of Exhibits:

Exhibit No.

Exhibit

        99.1

Release issued November 14, 2005 by Questar Corporation.

BLM APPROVES QUESTAR PROPOSAL FOR INCREASED

PINEDALE PRODUCTION

PINEDALE, WYO — Questar Corp. (NYSE: STR) announced that the Bureau of Land Management (BLM) has approved a proposal by Questar subsidiary Questar Market Resources (Market Resources) to increase gas production from its Pinedale Anticline leasehold in western Wyoming. Under the terms of the BLM's Order of the Authorized Officer issued on November 10, Market Resources subsidiaries Questar Exploration and Production (Questar E&P) and Wexpro will be allowed to supplement their previously approved Pinedale winter-drilling program and also conduct limited completion operations during the winter of 2005-2006. The company estimates that during 2006 alone, the approved proposal will add 8 billion cubic feet (bcf) of gross incremental gas supply to a very tight natural gas market, enough to heat roughly 96,000 average American homes for one year.

The current winter-drilling program, approved by the BLM in November 2004, allows Market Resources to drill with six rigs from three pads on its Pinedale leasehold beginning in the winter of 2005-2006 and continuing through the winter of 2013-2014. Under the new proposal, in exchange for additional environmental mitigation measures, the company will add a third rig to one of the previously approved winter pads this winter only, for a total of seven active rigs during the winter of 2005-2006, and will be allowed to complete and turn to production three wells that otherwise could not be completed until May 2006.

"Our proposal was made in response to a request from the U.S. Department of the Interior for ideas on how we and other Rockies producers could quickly increase natural gas production in response to hurricane-related curtailments in the Gulf of Mexico," said Charles Stanley, Market Resources president and CEO. "The prolific individual well production at Pinedale, coupled with our substantial existing environmental-mitigation efforts, allows us to increase production from these properties without compromising the environment. As part of the BLM's conditions of approval, we've committed to additional mitigation measures – adding 250 acres to our existing 1,500 acre habitat enhancement project at Pinedale. In addition, we're voluntarily adding another 250 acres to continue to study the best way to enhance habitat to offset the impact of our development activity. We'll also take the opportunity to collect important scientific data on the response of wintering mule deer to winter completion operations."

Stanley also noted that the customers of Questar's natural gas-distribution subsidiary, Questar Gas, will benefit from an approximate 2.4 bcf increase in cost-of-service production in 2006. Wexpro develops and produces natural gas on behalf of Questar Gas under a long-standing contractual arrangement and currently delivers about half of the utility’s natural gas supply on a cost-of-service basis significantly below current market prices.

Questar Corp. is a natural gas-focused energy company with an enterprise value of approximately $8 billion. Questar finds, develops, produces, gathers, processes, transports, stores and distributes natural gas, primarily in the Rocky Mountain region of the United States.